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                                                                EXHIBIT (A)(5)B

[COMPANY LOGO]

FOR IMMEDIATE RELEASE

Contacts:
Armando Yanes
CANTV
011-58-212-500-4739

Paul Caminiti/Hugh Burns/Jonathan Gasthalter
Citigate Sard Verbinnen
(212) 687-8080

                CANTV COMMENTS ON AES TERMINATION OF TENDER OFFER

         Caracas, Venezuela and New York, New York - November 7, 2001 - Compania Anonima Nacional Telefonos de Venezuela (CANTV) (Caracas: TDV; NYSE: VNT) today commented on AES's termination of its unsolicited tender offer in the United States and in Venezuela to acquire American Depositary Shares (ADSs) and shares of CANTV's outstanding common stock.

         Gustavo Roosen, President and Chief Executive Officer of CANTV, said, "We are pleased that AES has withdrawn its tender offer, which CANTV's Board of Directors determined was not in the best interests of CANTV or our shareholders and ADS holders."

          Roosen added, "The Company remains fully committed to completing its pending tender offer in the United States, the share repurchase program in Venezuela and its previously announced dividends. The CANTV pending tender offer, share repurchase program and dividend will enable shareholders to realize value amounting to approximately U.S. $1.1 billion."

IMPORTANT INFORMATION

YOU SHOULD READ CANTV'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND CANTV'S OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, WHICH ARE EXHIBITS TO CANTV'S SCHEDULE TO, EACH OF WHICH IS, OR WILL BE, FILED WITH THE SEC. EACH OF THESE DOCUMENTS CONTAINS IMPORTANT INFORMATION. CANTV'S U.S. TENDER OFFER IS BEING MADE ONLY BY WAY OF THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL AND ANY

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AMENDMENTS OR SUPPLEMENTS THERETO. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE
SOLICITATION/RECOMMENDATION STATEMENT, THE SCHEDULE TO AND ANY OTHER FILINGS
WITH THE SEC CONTAINING INFORMATION ABOUT CANTV, WITHOUT CHARGE, AT THE SEC'S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF ANY FILINGS CONTAINING INFORMATION ABOUT CANTV CAN ALSO BE OBTAINED, WITHOUT CHARGE, BY DIRECTING A REQUEST TO COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA, AVENIDA LIBERTADOR, CENTRO NACIONAL DE TELECOMINICACIONES, NUEVO EDIFICIO ADMINISTRATIVO, PISO.1, APARTADO POSTAL 1226, CARACAS, VENEZUELA 1010, ATTENTION: INVESTOR RELATIONS.

About CANTV

CANTV is a full service telecommunications provider in Venezuela with 2.6 million access lines in service, 1.9 million cellular subscribers and 303,000 Internet users as of June 30, 2001. CANTV was privatized in December 1991 when VenWorld Telecom, C.A., a consortium led by GTE Corporation (currently Verizon Communications Inc.), originally acquired 40% of CANTV's equity share capital, as well as operating control, from the Venezuelan Government.

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